Exhibit 5.1

[O’Melveny & Myers LLP Letterhead]

August 12, 2003

Catellus SubCo, Inc.

201 Mission Street

San Francisco, California 94105

Re:    Registration of Securities of Catellus SubCo, Inc.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-4 (File No. 333-104965), as amended (the “Registration Statement”), of Catellus SubCo, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of up to 115,008,879 shares of common stock, par value $0.01 per share (the “Securities”), to be issued pursuant to an Agreement and Plan of Merger dated July 31, 2003 , among the Company, Catellus Development Corporation, and Catellus Operating Limited Partnership (the “Merger Agreement”) or in connection with the special E&P distribution as described in the Registration Statement.

Subject to certain proposed additional proceedings being taken as contemplated by the Registration Statement prior to the issuance and sale of the Securities being offered by the Company, we are of the opinion that the Securities will be duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Securities pursuant to the Merger Agreement as described in the Registration Statement or upon issuance and delivery of the Securities in payment of the special E&P distribution to stockholders electing to receive shares of common stock as described in the Registration Statement and the countersigning of any certificates representing the Securities by a duly authorized signatory of the registrar for the Company or the book-entry of the Securities by the transfer agent for the Company’s common stock in the name of the Depository Trust Company or its nominee, the Securities will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the proxy statement/prospectus constituting a part of the Registration Statement.

Respectfully submitted,

/s/ O’MELVENY & MYERS LLP